Exhibit 8.1

GRAUBARD MILLER

The Chrysler Building

405 Lexington Avenue, 44th Floor

New York, New York 10174

[  ], 2024

Bowen Acquisition Corp.

420 Lexington Avenue, Suite 2446

New York, New York 10170

Ladies and Gentlemen:

We have acted as counsel to Bowen Acquisition Corp., a Cayman Islands exempted company (“Bowen”), in connection with an Agreement and Plan of Reorganization, dated as of January 18, 2024 (as amended from time to time, the “Business Combination Agreement”), entered into by and among (i) Bowen, (ii) Bowen Merger Sub, a Cayman Islands exempted company and wholly owned subsidiary of Bowen (“Merger Sub”), (iii) Shenzhen Qianzhi BioTechnology Co. Ltd., a company incorporated in the People’s Republic of China and a wholly owned subsidiary of NewCo (as defined below)(the “Company”) and (iv) Qianzhi Group Holding (Cayman) Limited, a newly formed Cayman Islands company (“NewCo”). We are furnishing this letter at the request of Bowen in connection with the filing of a Registration Statement on Form S-4 (File No. 333-[____]) (as amended, the “Registration Statement”), relating to the registration by Bowen of its common stock to be issued in connection with the Merger (defined below), with the U.S. Securities and Exchange Commission (the “Commission”) under the U.S. Securities Act of 1933, as amended (the “Securities Act”) The Business Combination Agreement provides for, among other things, the merger of Merger Sub with and into NewCo (the “Merger”), with NewCo being the surviving corporation of the Merger (“Surviving Corporation”) and becoming a wholly-owned subsidiary of Bowen. The Transactions are described in the Registration Statement. Capitalized terms not otherwise defined herein have the respective meanings assigned to such terms in the Registration Statement.

In connection with the opinions expressed herein, we have examined the Registration Statement (including the proxy statement/prospectus included therein) and such agreements, other documents, records, and certificates of representatives of Bowen and the Company, and such other documents as we have deemed relevant or necessary in connection with our opinion set forth herein. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We have relied, without independent verification, on certificates of representatives of Bowen, NewCo, Merger Sub and the Company and, as to questions of fact material to such opinions, upon representations of Bowen, NewCo, Merger Sub and the Company, certificates of representatives of Bowen, NewCo, Merger Sub, and the Company and factual information we have obtained from such other sources as we have deemed reasonable. We have assumed without investigation that there has been no relevant change or development between the dates as of which the information cited in the preceding sentence was given and the date of this opinion. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.

We have assumed that (i) the Merger will be effected in accordance with the Business Combination Agreement and none of the material terms and conditions of the Business Combination Agreement have been or will be waived or modified, (ii) the representations set forth in the Business Combination Agreement are true, correct and complete and will remain accurate and complete at all times up to and including the effective time of the Registration Statement, (iii) any representations made in the Business Combination Agreement “to the knowledge of,” or based on the belief or that are similarly qualified, are accurate and complete and will remain accurate and complete at all times up to and including the effective time, in each case without such qualification, (iv) as to factual matters, the accuracy of each of the representations, warranties and agreements contained in any document, and (v) there are no understandings between any of the parties that would alter, or are inconsistent with, the terms or representations set forth in the Business Combination Agreement. We also have assumed that the parties have complied with and, if applicable, will continue to comply with, the covenants contained in the Business Combination Agreement.

Based on the foregoing and subject to the further assumptions, qualifications and limitations set forth herein (including the last sentence of this paragraph) and in the Registration Statement, the statements in the Registration Statement under the caption titled “Certain Material United States Federal Income Tax Considerations – Material U.S. Federal Income Tax Effects of the Business Combination” insofar as such statements summarize U.S. federal income tax law or legal conclusions with respect thereto, constitute our opinion regarding such material U.S. federal income tax consequences of the Business Combination. We note that the discussion contained in the Registration Statement under the caption “Certain Material United States Federal Income Tax Considerations – Material U.S. Federal Income Tax Effects of the Business Combination” does not address all of the U.S. federal income tax consequences of the Transactions that may be applicable to the Bowen or the holders of the Bowen Ordinary Shares. Our opinion represents our legal judgment as to the described U.S. federal income tax consequences of the Transactions solely with respect to the holders of Bowen Ordinary Shares.

Our opinion is based on the Internal Revenue Code of 1986, as amended, Treasury Regulations issued thereunder, Internal Revenue Service (“IRS”) pronouncements, and judicial decisions, all as in effect on the date hereof, and all of which are subject to change or differing interpretation, possibly with retroactive effect. We express no opinion other than as to the federal income tax laws of the United States of America and do not express any opinion, either implicitly or otherwise, on any issue not expressly addressed above. Our opinion relates solely to the material United States federal income tax consequences of the Transactions with respect to holders of Bowen Ordinary Shares, and no opinion is implied or should be inferred beyond those matters. Our opinion is not binding upon the IRS or the courts, and there is no assurance that the IRS or a court will not take, and possibly sustain, a contrary position.

We are furnishing this opinion in connection with the filing of the Registration Statement, and this opinion is not to be relied upon for any other purpose without our prior written consent. The opinion set forth in this letter is: (i) limited to those matters expressly covered and no opinion is expressed in respect of any other matter; (ii) as of the date hereof; and (iii) rendered by us at the request of Bowen. We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement and to the reference to our firm name whenever appearing therein with respect to the discussion of the material U.S. federal income tax consequences of the Transactions. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act.

Very truly yours,

/s/ Graubard Miller